Exhibit 99.1
GENENTECH ANNOUNCES ORGANIZATIONAL CHANGES
SOUTH SAN FRANCISCO, Calif. — August 16, 2005 - Genentech, Inc. (NYSE: DNA) today announced that Myrtle Potter, President of Commercial Operations is transitioning from her current role and will continue with the company as a consultant. Effective immediately, Ian Clark, Senior Vice President and General Manager of BioOncology is being appointed SVP, Commercial Operations reporting to CEO Art Levinson. Clark will be the head of the Commercial organization and will join Genentech’s Executive Committee.
“Myrtle has been very instrumental in building the Commercial organization and the company, said CEO Arthur Levinson. She has provided valuable insight and guidance to me personally as well as the entire Executive Committee during the last five years. We look forward to her continued involvement in a consulting role”.
Potter joined Genentech in 2000 as executive vice president and chief operating officer and has overseen the successful launch of six new products including, Avastin, Raptiva, Xolair, Nutropin AQ Pen, Cathflo Activase, and TNKase. In addition, Genentech’s product revenue stream has grown more than three-fold under her leadership, resulting in record sales and earnings growth. In March 2004 she was promoted to President of Commercial Operations.
Clark joined Genentech in January 2003. Prior to joining Genentech, he served as president Novartis Canada. Before assuming his post in Canada, Clark served as chief operating officer for Novartis United Kingdom. Prior to joining Novartis in 1999, Clark worked in positions of increasing strategic importance in sales, marketing and business development at Ivax Pharma and Sanofi-Synthelabo in the United Kingdom. Clark started his career at Pharmacia, holding positions in both sales and marketing.
“Ian has provided excellent management of the BioOncology franchise over the past two years and interim leadership of the entire Commercial organization during the past six months”, said Levinson. “ I am confident that he will continue to contribute to the success of our commercial organization and the company overall”.
About Genentech
Genentech is a leading biotechnology company that discovers, develops, manufactures and commercializes biotherapeutics for significant unmet medical needs. A considerable number of the currently approved biotechnology products originated from or are based on Genentech science. Genentech manufactures and commercializes multiple biotechnology products directly in the United States and licenses several additional products to other companies. The company has headquarters in South San Francisco, California and is traded on the New York Stock Exchange under the symbol DNA. For additional information about the company, please visit http://www.gene.com.